Exhibit 99.1

For Immediate Release

Bio-Rad Reports Third-Quarter 2012 Financial Results

HERCULES, CA - November 6, 2012 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2012.

Third-quarter reported revenues were $498.7 million, a decrease of 3.5% compared to $516.5 million reported for the third quarter of 2011. On a currency-neutral basis, quarterly revenues increased 3.6% compared to the same period last year. This growth includes $5.2 million of sales of droplet digital PCR products related to Bio-Rad's acquisition of QuantaLife in October 2011. Third-quarter gross margin was 54.8%, compared to 57.3% during the same quarter in 2011. Gross margin was impacted by approximately $2.2 million of amortization expense related to the Company's acquisition of QuantaLife, as well as a $3.8 million reserve associated with certain environmental issues.

Net income for third quarter was $42.4 million, or $1.48 per share on a fully diluted basis versus $45.9 million, or $1.61 per share reported for the same period last year. Bio‑Rad's current quarter income results were favorably impacted by $8.5 million due to a reduction in the valuation of the contingent consideration associated with the QuantaLife acquisition.

Year-to-date revenues were $1.50 billion, a decrease of 1.8% compared to $1.52 billion reported in the first three quarters of 2011. Adjusting for the impact of currency, year-to-date revenue growth was 2.7%.

Year-to-date net income for the first three quarters of 2012 was $121.7 million, or $4.26 per share on a fully diluted basis compared to $119.0 million, or $4.18 per share reported during the same period in 2011.

“Performance in the third quarter reflects momentum and growth in many of our product areas, although macroeconomic challenges continue to have an impact on our performance,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer.

Life Science
The Life Science segment net sales for the third quarter were $167.0 million, down 2.6% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased by 2.2% compared to the third quarter of 2011. Performance during the third quarter reflects strength across the segment's product lines, in particular, the Company's QX100™ Droplet Digital™ PCR system as well as shipments of process chromatography media. Strong sales in North America were offset by slowness in Europe and Japan. In September, Bio-Rad introduced the TC20™ automated cell counter, the next generation of the Company's TC10™ automated cell counter that provides accurate and reliable counts of live mammalian cells in 30 seconds. Also during the quarter, Bio-Rad acquired an automated benchtop cell sorting system from Propel Labs. First shipments of the S3™ Cell Sorter are anticipated in January 2013.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the third quarter were $328.4 million, down 3.8% compared to the third quarter in 2011. On a currency-neutral basis, sales were up 4.5%. During the quarter, the Clinical Diagnostics segment had growth across most product lines most notably from quality controls, diabetes and immunohematology products, as well as the BioPlex® 2200 system. Strength in the Pacific Rim, the U.S., and Eastern Europe were offset by weakness in Western Europe.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 6, 2012. Interested parties may access the call by dialing 866-730-5764 (in the U.S.) or 857-350-1588 (international), access number 44911474.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 48801274, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 100,000 research and industry customers worldwide through its global network of operations. The Company employs over 7,000 people globally and had revenues exceeding $2 billion in 2011. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:
Christine Tsingos, Vice President and Chief Financial Officer, or
Ron Hutton, Treasurer
Bio-Rad Laboratories, Inc.
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$498,697	$516,514	$1,495,396	$1,523,291
Cost of goods sold	225,187	220,338	655,404	656,368
Gross profit	273,510	296,176	839,992	866,923
Selling, general and administrative expense	160,274	176,867	493,823	521,370
Research and development expense	49,004	45,387	154,263	136,327
Income from operations	64,232	73,922	191,906	209,226
Interest expense	11,901	12,341	37,498	41,148
Foreign exchange losses, net	448	6,346	3,508	12,132
Other (income) expense, net	(1,511)	(538)	(14,692)	(5,907)
Income before income taxes	53,394	55,773	165,592	161,853
Provision for income taxes	(11,023)	(9,911)	(43,712)	(43,031)
Net income including noncontrolling interests	42,371	45,862	121,880	118,822
Net loss (income) attributable to noncontrolling interests	13	35	(148)	162
Net income attributable to Bio-Rad	$42,384	$45,897	$121,732	$118,984

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$1.50	$1.63	$4.31	$4.25
Weighted average common shares - basic	28,312	28,072	28,255	27,997

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$1.48	$1.61	$4.26	$4.18
Weighted average common shares - diluted	28,645	28,456	28,609	28,454

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$426,457	$574,231
Short-term investments	427,164	238,884
Accounts receivable, net	375,800	398,674
Inventories, net	458,428	433,510
Other current assets	157,592	152,856
Total current assets	1,845,441	1,798,155

Property, plant and equipment, net	397,949	349,501
Goodwill, net	489,355	468,933
Purchased intangibles, net	268,866	259,497
Other assets	301,405	220,717
Total assets	$3,303,016	$3,096,803

Current liabilities:
Accounts payable	$113,282	$129,124
Accrued payroll and employee benefits	129,690	112,564
Notes payable and current maturities of long-term debt	306	814
Income and other taxes payable	30,396	52,285
Other current liabilities	159,992	164,328
Total current liabilities	433,666	459,115

Long-term debt, net of current maturities	732,233	731,698
Other long-term liabilities	201,635	161,608
Total liabilities	1,367,534	1,352,421

Bio-Rad stockholders’ equity	1,934,882	1,743,937
Noncontrolling interests	600	445
Total stockholders’ equity	1,935,482	1,744,382
Total liabilities and stockholders’ equity	$3,303,016	$3,096,803

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Cash received from customers	$1,512,991	$1,508,934
Cash paid to suppliers and employees	(1,231,537)	(1,249,674)
Interest paid	(35,929)	(46,086)
Income tax payments	(73,784)	(38,029)
Other operating activities	8,503	6,094
Net cash provided by operating activities	180,244	181,239
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(38,479)	(8,698)
Other investing activities	(302,285)	(205,191)
Net cash used in investing activities	(340,764)	(213,889)
Cash flows from financing activities:
Payments on long-term borrowings	(496)	(226,615)
Other financing activities	9,569	14,788
Net cash provided by (used in) financing activities	9,073	(211,827)
Effect of foreign exchange rate changes on cash	3,673	8,954
Net decrease in cash and cash equivalents	(147,774)	(235,523)
Cash and cash equivalents at beginning of period	574,231	906,551
Cash and cash equivalents at end of period	$426,457	$671,028

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$121,880	$118,822
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	94,885	88,127
Changes in working capital	(32,271)	(49,450)
Other	(4,250)	23,740
Net cash provided by operating activities	$180,244	$181,239